Exhibit 3.8

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:14 PM 10/13/2004
FILED 05:45 PM 10/13/2004
SRV 040740776 – 3867273 FILE

CERTIFICATE OF FORMATION

OF

U.S. SHIPPING OPERATING LLC

* * * * * * *

FIRST:	The name of the limited liability company is U.S. SHIPPING OPERATING LLC.

SECOND:

The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-04 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of U.S. SHIPPING OPERATING LLC this 13th day of October, 2004.

/s/ Paul Gridley
Paul Gridley, Authorized Person